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                                                                 EXHIBIT 12.1



               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes plus fixed charges. Fixed charges are defined as interest expensed, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus an estimate of the interest within rental expense.

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

                                                     Six Months
                                                       Ended
                                                      June 30,                  Year Ended December 31,
                                                        2005       2004        2003       2002       2001      2000 (a)
                                                      --------    --------    -------    -------   --------    --------
                                                                            (dollars in thousands)

EARNINGS:
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
   INCOME TAXES                                        $19,729     $27,452    $ 9,041    $ 4,677    $   990     $  (528)
FIXED CHARGES                                            8,044      21,219     15,792      5,782      2,742       1,817
TOTAL EARNINGS                                          27,773      48,671     24,833     10,459      3,732       1,289

FIXED CHARGES:
INTEREST EXPENSE, INCLUDING AMORTIZED PREMUIMS,          6,844      18,964     14,781      5,564      2,660       1,723
       DISCOUNTS AND CAPITALIZED EXPENSES RELATED TO
       INDEBTEDNESS
INTEREST COMPONENT OF RENTAL EXPENSE                     1,200       2,255      1,011        218         82          94
                                                       -------     -------    -------    -------    -------     -------
TOTAL FIXED CHARGES                                    $ 8,044     $21,219    $15,792    $ 5,782    $ 2,742     $ 1,817

RATIO OF HISTORICAL EARNINGS TO FIXED CHARGES             3.45x       2.29x      1.57x      1.81x      1.36x       --
                                                       =======     =======    =======    =======    =======     =======


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(a) Our earnings were insufficient to cover our fixed charges by $0.5 million for the year ended December 31, 2000.